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                                                                Exhibit (a)(8)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated February 6, 1998, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither the Purchaser nor the Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or the Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             HOUSE OF FABRICS, INC.
                                       BY
                           FCA ACQUISITION CORPORATION
                            A WHOLLY OWNED SUBSIDIARY
                                       OF
                         FABRI-CENTERS OF AMERICA, INC.
                                       AT
                               $4.25 NET PER SHARE

     FCA Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Fabri-Centers of America, Inc., an Ohio corporation (the "Parent"), is offering to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of House of Fabrics, Inc., a Delaware corporation (the "Company"), at a price of $4.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 6, 1998, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").


     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON FRIDAY, MARCH 6, 1998, UNLESS THE OFFER IS EXTENDED.



     The Offer is being made pursuant to an Agreement and Plan of Merger, dated February 1, 1998 (the "Merger Agreement"), among the Purchaser, the Parent and the Company. The Merger Agreement provides, among other things, for the merger of the Purchaser with and into the Company (the "Merger") following the purchase of Shares pursuant to the Offer. In the Merger, each outstanding Share (other than Shares owned by the Parent or any subsidiary of the Parent, Shares held as treasury shares by the Company, and Shares owned by stockholders who perfect appraisal rights under Delaware law) will be converted into the right to receive $4.25 per Share net in cash.
     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.
     The Offer is conditioned upon, among other things, (i) there being validly tendered a number of Shares which, when added to the Shares beneficially owned by the Parent, would represent at least a majority of the Shares outstanding on a fully diluted basis on the date of purchase (the "Minimum Condition"), and
(ii) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder. The Offer is not conditioned on the receipt of financing. If, by the Expiration Date (including any extension required by the Merger Agreement), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but will not be obligated), subject to the



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applicable rules and regulations of the Securities and Exchange Commission, to
(a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) waive all the unsatisfied conditions (except that the Purchaser may not waive the Minimum Condition without the consent of the Company) and accept for payment and pay for all Shares validly tendered prior to the Expiration Date, (c) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (d) amend the Offer. The Merger Agreement provides that the Purchaser may not decrease the price payable in the Offer, change the form of consideration payable in the Offer, change the conditions to the Offer, impose additional conditions to the Offer, or change any other terms of the Offer in a manner adverse to the holders of the Shares, except that the Purchaser may extend the Expiration Date as set forth in the next paragraph.
     The Merger Agreement provides that, at the Company's request, the Purchaser will extend the Expiration Date from time to time for up to an aggregate of ten business days following the Expiration Date if the Minimum Condition is not fulfilled prior to 12:00 p.m. on the Expiration Date. In addition, the Merger Agreement provides that the Purchaser may, in its discretion, extend the Expiration Date to the extent required by applicable law, if any of the conditions to the Offer are not satisfied, or if less than 90% of the outstanding Shares have been validly tendered and not withdrawn pursuant to the Offer.
     The term "Expiration Date" means 12:00 midnight, Eastern Standard Time, on Friday, March 6, 1998, unless the Purchaser extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.
     For purposes of this Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares ("Share Certificates") or confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase); (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase); and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times.
     Except as otherwise provided below, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 6, 1998. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.
Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties.
     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.
     THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO
THE OFFER.



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     Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                    Corporate Investor Communications, Inc.
              111 Commerce Road - Carlstadt, New Jersey 07072-2586
                     Banks and Brokers call (800) 346-7885
                    All others call Toll Free (888) 203-7315

                      The Dealer Manager for the Offer is:

                      MCDONALD & COMPANY SECURITIES, INC.
                           McDonald Investment Center
                              800 Superior Avenue
                           Cleveland, Ohio 44114-2603
                                 (216) 443-2300

February 6, 1998